Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

VALUE PAWN AND JEWELRY STORE, INC.

John D. Thedford, being the President of Value Pawn and Jewelry Store, Inc., a corporation duly organized under the Business Corporation Act of the State of Florida (the “Corporation”), hereby certify that:

1.	The name of the Corporation is Value Pawn and Jewelry Store, Inc.

2.	The Corporation was incorporated in Florida under the name of Advantage Pawn and Jewelry Store, Inc. on April 28, 1994.

3.	The Certificate of Incorporation was subsequently amended to change the name of the Corporation to Value Pawn and Jewelry Store, Inc. on June 17, 1994.

4.	This Amended and Restated Certificate of Incorporation (hereinafter, the “Restated Certificate”) restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

5.	The terms and provisions of this Restated Certificate were adopted and affirmatively approved by unanimous written consent of the members of the Board of Directors of the Corporation as of July 26, 2001.

6.	The terms and provisions of this Restated Certificate were affirmatively approved by the sole holder of all the issued and outstanding shares of all capital stock of the Corporation as of July 26, 2001.

7.	Pursuant to Section 607.1007 of the Business Corporation Act of the State of Florida, the text of the Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as follows:

ARTICLE 1 – NAME.

The name of this corporation shall be VALUE FINANCIAL SERVICES, INC.

ARTICLE 2 – REGISTERED OFFICE AND AGENT.

Its Registered Office in the State of Florida is located at 101 sunnytown Road, Suite 310, Casselberry, Florida 32707, County of Seminole. The name of the registered agent at such address is Wilton Whitcomb.

ARTICLE 3 – PURPOSE

The purpose of this Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Act of the State of Florida.

ARTICLE 4 – CAPITAL STOCK

4.1. Authorized Stock. The maximum aggregate number of shares of capital stock that this Corporation is authorized to issue is 50,000,000 shares, consisting of:

(a)	35,000,000 shares of Common Stock, par value $0.01 per share; and

(b)	15,000,000 shares of Participating Stock,” par value $0.01 per share.

4.2. Common Stock. Except as otherwise expressly provided by law, and subject to the voting rights provided to the holders of Participating Stock by this Restated Certificate, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. If and when dividends are declared or paid on shares of Common Stock, no dividends shall be paid on any shares of Common Stock unless the same is paid on all shares of Common Stock outstanding at the time of such payment. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other. Except for and subject to those rights expressly granted to the holders of the Participating Stock, or except as may be provided by the laws of the State of Florida, the holders of Common Stock shall have exclusively all other rights of stockholders.

4.3. Participating Stock. Of the authorized shares of Participating Stock, 3,622,598 shares are hereby designated “Series A-1 Participating Stock,” 2,500,000 shares are hereby designated “Series A-2 Participating Stock” and 682,038 shares are hereby designated “Series B Participating Stock” with the relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series as set forth in the succeeding provisions of this Article 4. The balance of shares of authorized Participating Stock may be issued from time to time in one or more series as the Board of Directors may determine. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any series of Participating Stock, to fix by resolution or resolutions providing for the issuance of any series, the number of shares included in such series (which number from time to time may be decreased by the Board of Directors, but not below the number of such shares then outstanding, or may be increased by the Board of Directors unless otherwise provided in creating such series) and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series, including preference with respect to any other series of Participating Stock, in each case, so far as not inconsistent with the provisions of these Restated Articles or the Business Corporation Act of the State of Florida as then in effect.

THE DESIGNATIONS, RELATIVE POWERS, PREFERENCES AND RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS AND OTHER MATTERS RELATING TO SERIES A-1 PARTICIPATING STOCK ARE AS FOLLOWS:

Section 1. Dividends. Except as set forth herein, the Corporation shall not pay any dividends in cash, securities or otherwise to the holders of shares of Series A-1 Participating Stock (the “Series A-1 Stock”).

Section 2. Liquidation. Upon any Liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), after all required distributions or payments are made upon any Senior Participating Stock and Senior Preferences, each holder of Junior Participating Stock shall be entitled to be paid, pari passu and before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Junior Participating Stock held by such holder, and the holders of shares of Junior Participating Stock shall not be entitled to any further payment, except as set forth below. If upon any such Liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of shares of Junior Participating Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders, after all required distributions and payments have been made to any Senior Participating Stock and Senior Preferences, shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Junior Participating Stock held by each such holder. Not less than sixty (60) days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation, dissolution or winding up to each record holder of Series A-1 Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Participating Stock and each share of Common Stock in connection with such Liquidation, dissolution or winding up. In addition to, and after payment in full, of all other amounts payable to the holders of Series A-1 Stock under this Section 2, upon a Liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of Series A-1 Stock shall be entitled to participate with the holders of Common Stock as a single class in the distribution of assets of the Corporation with respect to the Common Stock. For purposes of this Section 2, Liquidation shall be defined as a Change in Ownership or a Fundamental Change other than any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation for consideration which is to be received by the Corporation and used for or in connection with the operation of the Corporation.

Section 3. Voting Rights.

(a) Matters Having an Adverse Affect. The holders of Series A-1 Stock, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock and with each share of Series A-1 Stock entitled to one vote, shall vote on all matters which adversely affect Series A-1 Stock and the holders thereof. The holders of Series A-1 Stock, together with the holders of Series B Participating Stock voting together as a single class to the exclusion of all other classes of the Corporation’s capital stock with each share of Series A-1 Stock entitled to one vote and each share of Series B Participating Stock entitled to one vote, shall be entitled to vote on all matters submitted to the stockholders for a vote in connection with a Change in Ownership or Fundamental Change. For purposes of this Section 3, any matters regarding the authorization or issuance of additional Common Stock, Series A-1 Stock or other capital stock of the Corporation having liquidation, dividend, redemption, voting or other rights junior to or pari passu with Series A-1 Stock shall not be deemed to adversely affect Series A-1 Stock or the holders thereof.

(b) Other Voting Rights. The holders of Series A-1 Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and in addition to matters adversely affecting the holders of Series A-1 Stock and as otherwise required by applicable law, the holders of Series A-1 Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each share of Series A-1 Stock entitled to one vote for each share of Common Stock issuable upon conversion of Series A-1 Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

Section 4. Conversion.

(a) Conversion Procedure.

(i) At any time and from time to time, any holder of Series A-1 Stock may convert all or any portion of his Series A-1 Stock (including any fraction of a share of Series A-1 Stock) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares of Series A-1 Stock to be converted by $10.00 and dividing the result by the Conversion Price then in effect.

(ii) Except as otherwise provided herein, each conversion of Series A-1 Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing Series A-1 Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of shares of Series A-1 Stock converted as a holder of Series A-1 Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii) Notwithstanding any other provision hereof, if a conversion of Series A-1 Stock is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any shares of Series A-1 Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(iv) As soon as possible after a conversion has been effected (but in any event within five (5) business days in the case of subsection (1) below), the Corporation shall deliver to the converting holder:

(1) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(2) payment in an amount equal to all accrued dividends with respect to each share of Series A-1 Stock converted which have not been paid prior thereto, plus the amount payable under subsection (ix) below with respect to such conversion; and

(3) a certificate representing any shares of Series A-1 Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v) The issuance of certificates for shares of Conversion Stock upon conversion of Series A-1 Stock shall be made without charge to the holders of such Series A-1 Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Series A-1 Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(vi) The Corporation shall not close its books against the transfer of Series A-1 Stock or of Conversion Stock issued or issuable upon conversion of Series A-1 Stock in any manner which interferes with the timely conversion of Series A-1 Stock. The Corporation shall assist and cooperate with any holder of shares of Series A-1 Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A-1 Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

(vii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of Series A-1 Stock, such number of shares of Conversion Stock issuable upon the conversion of all of the outstanding Series A-1 Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of Series A-1 Stock.

(viii) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of Series A-1 Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

(ix) If the shares of Conversion Stock issuable by reason of conversion of Series A-1 Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder’s option, upon surrender of the shares of Series A-1 Stock to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

(b) Conversion Price.

(i) The initial Conversion Price shall be $10.00. In order to prevent dilution of the conversion rights granted under this Section 4, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 4(b).

(ii) If and whenever on or after the Date of Issuance the Corporation issues or sells, or in accordance with Section 4(c) is deemed to have issued or sold, any share of Common Stock or other capital stock (the “Dilutive Securities”) for a consideration per share less than the Conversion Price in effect immediately prior to such time, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to an amount equal to the existing Conversion Price multiplied by a fraction (1) the numerator of which is the sum of (A) the total number of shares of Common Stock issued and outstanding (treating any shares of outstanding Participating Stock on an as converted to Common Stock basis) plus (B) the number of Dilutive Securities that can be purchased at the existing Conversion Price for the total consideration received for the issuance of the Dilutive Securities and (2) the denominator of which is the number of outstanding shares of Common Stock (treating any shares of outstanding Participating Stock on an as converted to Common Stock basis), plus the number of Dilutive Securities issued or deemed issued in the new issuance.

(iii) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to the issuance or sale by the Corporation of capital stock pursuant to or in connection with: (1) a Public Offering; (2) Options, Convertible Securities or other securities issued or sold pursuant to or in connection with an incentive compensation plan approved by the Corporation’s Board of Directors; (3) the Conversion Stock, Options or other Convertible Securities outstanding as of the Date of Issuance; (4) Options issued or sold by the Corporation pursuant to or in connection with the issuance or sale by the Corporation of shares of Series A-2 Participating Stock; (5) Options issued or sold by the Corporation in exchange for or in connection with the cancellation of any Options outstanding as of the Date of Issuance; and (6) securities offered in any twelve month period of an amount equal to five percent (5%) or less of the then outstanding shares of capital stock on a fully diluted basis.

(c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 4(b), and subject to the exclusions set forth in Section 4(b)(iii), the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Option and the lowest price per share for which any one share of Common Stock is issuable upon the exercise of any such Option, or upon conversion or exchange of any Convertible Security issuable upon exercise of any such Option, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Option, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this paragraph, the “lowest price per share for which any one share of Common Stock is issuable” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or such Convertible Security upon the exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Security.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Security and the lowest price per share for which any one share of Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “lowest price per share for which any one share of Common Stock is issuable” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the

Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of any Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 4, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Section 4(c), if the terms of any Option or Convertible Security which was outstanding as of the Date of Issuance are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Section 4(c), the expiration or termination of any Option or Convertible Security which was outstanding as of the Date of Issuance shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Date of Issuance.

(v) Calculation of Consideration Received. If any Common Stock or shares of other capital stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock or shares of other capital stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock or shares of other capital stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock or shares of other capital stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Participating Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Participating Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(vi) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them: (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities; or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to any subdivision of Senior Participating Stock into a greater number of shares after the Date of Issuance.

(e) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, or sale of all or substantially all of the Corporation’s assets or other transaction other than a Change in Ownership or a Fundamental Change, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of Series A-1 Stock then outstanding) to insure that each of the holders of Series A-1 Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A-1 Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A-1 Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of Series A-1 Stock then outstanding) to insure that the provisions of this Section 4 hereof shall thereafter be applicable to Series A-1 Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series A-1 Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of Series A-1 Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(f) Notices.

(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A-1 Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall also give written notice to the holders of Series A-1 Stock at least twenty (20) days prior to the date on which any Organic Change shall take place.

(g) Mandatory Conversion. The Corporation may at any time require the conversion of all of the outstanding shares of Series A-1 Stock if: (i) the Corporation is at such time effecting a Public Offering; or (ii) at any time the holders of a majority of the then outstanding shares of Series A-1 Stock elect to convert their shares of Series A-1 Stock into Common Stock. Any such mandatory conversion shall only be effected at the time of and subject to: (1) as to conversion under subsection (i) above, the closing of the sale of such shares pursuant to such Public Offering; or (2) as to conversion under subsection (ii) above, the surrender for conversion at the principal office of the Corporation of the certificate or certificates representing Series A-1 Stock to be converted, and upon written notice of such mandatory conversion delivered to all holders of Series A-1 Stock at least ten (10) days prior to such closing or surrender.

Section 5. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A-1 Stock. Upon the surrender of any certificate representing Series A-1 Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A-1 Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A-1 Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on Series A-1 Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A-1 Stock represented by the surrendered certificate.

Section 6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A-1 Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A-1 Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on Series A-1 Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 7. Definitions.

“Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or any holders thereof, via a merger, consolidation, reorganization or otherwise, which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of the Corporation’s capital stock as of the date of this Restated Certificate, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

“Common Stock” means, collectively, the Corporation’s common stock, par value $0.01, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation, dissolution or winding up of the Corporation.

“Common Stock outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 4(c)(i) and 4(c)(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

“Conversion Stock” means shares of the Corporation’s Common Stock issuable upon conversion of Series A-1 Stock; provided that if there is a change such that the securities issuable upon conversion of Series A-1 Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of Series A-1 Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Date of Issuance” means the date on which the Corporation initially issues any shares of Series A-1 Stock.

“Fundamental Change” means: (i) any sale or transfer of all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business); and (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of Series A-1 Stock are not changed and Series A-1 Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

“Junior Participating Stock” means all issued and outstanding shares of the Corporation’s designated Series A-1 and Series B Participating Stock.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Participating Stock.

“Liquidation Value” of any outstanding share of Series A-1 Stock as of any particular date shall be equal to $10.00, plus 8.0% per annum compounded annually since August 1, 2001.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which “Market Price” is being determined and the twenty (20) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined by the Board of Directors.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Participating Stock” means all issued and outstanding shares of the Corporation’s designated Series A-1, Series A-2, and Series B Participating Stock.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force. A Public Offering shall be deemed to have occurred upon the effectiveness of the registration statement filed with respect to such offering, subject to such Public Offering having been deemed to have occurred and being reversed and nullified if the closing of the sale of such shares pursuant to such offering does not occur within ten (10) business days after such effectiveness.

“Senior Preferences” means the right associated with an Option purchased for $0.10 to either (i) purchase Common Stock for $0.01 a share; or (ii) receive a liquidation value of $2.70 for each Option purchased, which increases at the rate of 10% per annum beginning ten years after the purchase date of the Option.

“Senior Participating Stock” means all issued and outstanding shares of the Corporation designated as Series A-2 Participating Stock.

“Series A-2 Participating Stock” means authorized but unissued shares of capital stock of the Corporation designated as Series A-2 Participating Stock.

Section 8. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 9 hereof without the prior written consent of the holders of a majority of Series A-1 Stock outstanding at the time such action is taken; provided that no such action shall change: (i) the manner in which dividends on Series A-1 Stock accrue or the times at which such dividends become payable or the amount payable on redemption of Series A-1 Stock or the times at which redemption of Series A-1 Stock is to occur, without the prior written consent of the holders of at least two-thirds of Series A-1 Stock then outstanding; (ii) the Conversion Price of Series A-1 Stock or the number of shares or class of stock into which Series A-1 Stock is convertible, without the prior written consent of the holder of at least two-thirds of Series A-1 Stock then outstanding; or (iii) the percentage required to approve any change described in clauses (i) and (ii) above, without the prior written consent of the holders of at least two-thirds of Series A-1 Stock then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of Series A-1 Stock then outstanding.

Section 9. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

THE DESIGNATIONS, RELATIVE POWERS, PREFERENCES AND RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS AND OTHER MATTERS RELATING TO THE SERIES A-2 PARTICIPATING STOCK ARE AS FOLLOWS:

Section 1. Dividends.

(a) General Obligation. Dividends on shares of Series A-2 Participating Stock (the “Series A-2 Stock”) shall accumulate at the rate of 14.54% per annum from September 1, 2001 until February 28, 2002, 15.04% per annum from March 1, 2002 until August 31, 2002, 15.54% per annum from September 1, 2002 until February 28, 2003, 16.04% per annum from March 1, 2003 until August 31, 2003 and 16.54% per annum thereafter. To the extent permitted by law, dividends shall be paid in cash, securities or otherwise and in preference to all other classes of capital stock of the Corporation. Accumulated and unpaid dividends shall compound annually.

(b) Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A-2 Stock, such payment shall be distributed pro rata among the holders thereof based upon the number of shares of Series A-2 Stock held by each such holder.

Section 2. Liquidation. Upon any Liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A-2 Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Series A-2 Stock held by such holder (plus all accumulated and unpaid dividends thereon), and the holders of shares of Series A-2 Stock shall not be entitled to any further payment, except as set forth below. If upon any such Liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of shares of Series A-2 Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of all shares of Series A-2 Stock held by each such holder (plus all accumulated and unpaid dividends thereon). Not less than sixty (60) days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation, dissolution or winding up to each record holder of Series A-2 Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Participating Stock and each share of Common Stock in connection with such Liquidation, dissolution or winding up. In addition to, and after payment in full, of all other amounts payable to the holders of Series A-2 Stock under this Section 2, upon a Liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of Series A-2 Stock shall be entitled to participate with the holders of Common Stock as a single class in the distribution of assets of the Corporation with respect to the Common Stock. For purposes of this Section 2, Liquidation shall be defined as a Change in Ownership or a Fundamental Change other than any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation for consideration which is to be received by the Corporation and used for or in connection with the operation of the Corporation.

Section 3. Redemptions.

(a) Redemption by the Corporation. At any time prior to August 1, 2003, the Corporation may redeem any or all outstanding shares of Series A-2 Stock by delivering written notice of such redemption to all holders of Series A-2 Stock. Within ten (10) days after receipt of the Corporation’s notice, each holder of Series A-2 Stock shall be required to surrender their stock certificate evidencing their Series A-2 Stock and redeem all of their shares of Series A-2 Stock, or such lesser pro rata share thereof as determined by the total number of shares of Series A-2 Stock intended to be redeemed by the Corporation as set forth in the Corporation’s notice, at a price per share equal to the Liquidation Value thereof (plus all accumulated and unpaid dividends thereon). If a holder of Series A-2 Stock does not surrender their stock certificate evidencing their Series A-2 Stock and redeem their Series A-2 Stock within the ten (10) days, all shares of Series A-2 Stock intended to be redeemed by the Corporation as set forth in the Corporation’s notice shall be deemed redeemed as of the Redemption Date.

(b) Determination of the Number of Each Holder’s Shares of Series A-2 Stock to be Redeemed. Except as otherwise provided herein, the number of shares of Series A-2 Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares of Series A-2 Stock determined by multiplying the total number of shares of Series A-2 Stock to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series A-2 Stock then held by such holder and the denominator of which shall be the total number of shares of Series A-2 Stock then outstanding.

(c) Redeemed or Otherwise Acquired Shares of Series A-2 Stock. Any shares of Series A-2 Stock which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares of Series A-2 Stock.

Section 4. Voting Rights.

(a) Matters Having an Adverse Affect. The holders of Series A-2 Stock, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock and with each share of Series A-2 Stock entitled to one vote, shall vote on all matters which adversely affect Series A-2 Stock and the holders thereof. The holders of Series A-2 Stock, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock with each share of Series A-2 Stock entitled to one vote, shall be entitled to vote on all matters submitted to the stockholders for a vote in connection with a Change in Ownership or Fundamental Change. For purposes of this Section 4, any matters regarding the authorization or issuance of additional Common Stock, Series A-2 Stock or other capital stock of the Corporation having liquidation, dividend, redemption, voting or other rights junior to or pari passu with Series A-2 Stock shall not be deemed to adversely affect Series A-2 Stock or the holders thereof.

(b) Other Voting Rights. The holders of Series A-2 Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and in addition to matters adversely affecting the holders of Series A-2 Stock and as otherwise required by applicable law, the holders of Series A-2 Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each share of Series A-2 Stock entitled to one vote for each share of Common Stock issuable upon conversion of Series A-2 Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote; provided, however, if (i) any shares of Series A-2 Stock are issued and outstanding after July 31, 2003, then each share of Series A-2 Stock is entitled to 2.215 votes for each share of Common Stock issuable upon conversion of Series A-2 Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote; and (ii) more than 650,000 shares of Series A-2 Stock are issued and outstanding after July 31, 2003, then each share of Series A-2 Stock is entitled to 4.43 votes for each share of Common Stock issuable upon conversion of Series A-2 Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote. No Person will be entitled to vote a fractional voting interest held by him. If any fractional voting interest is outstanding pursuant to the provisions of this Section 4(b), then such fractional voting interest shall be rounded up or down accordingly.

Section 5. Conversion.

(a) Conversion Procedure.

(i) At any time and from time to time after July 31, 2003, any holder of Series A-2 Stock may convert all or any portion of his Series A-2 Stock (including any fraction of a share of Series A-2 Stock) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares of Series A-2 Stock to be converted by $10.00 and dividing the result by the Conversion Price then in effect.

(ii) Except as otherwise provided herein, each conversion of Series A-2 Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing Series A-2 Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of shares of Series A-2 Stock converted as a holder of Series A-2 Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii) The conversion rights of any share of Series A-2 Stock subject to redemption hereunder shall terminate on the Redemption Date for such share of Series A-2 Stock unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such share of Series A-2 Stock.

(iv) Notwithstanding any other provision hereof, if a conversion of Series A-2 Stock is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any shares of Series A-2 Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(v) As soon as possible after a conversion has been effected (but in any event within five (5) business days in the case of subsection (1) below), the Corporation shall deliver to the converting holder:

(1) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(2) payment in an amount equal to all accrued dividends with respect to each share of Series A-2 Stock converted which have not been paid prior thereto, plus the amount payable under subsection (ix) below with respect to such conversion; and

(3) a certificate representing any shares of Series A-2 Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(vi) The issuance of certificates for shares of Conversion Stock upon conversion of Series A-2 Stock shall be made without charge to the holders of such Series A-2 Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Series A-2 Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(vii) The Corporation shall not close its books against the transfer of Series A-2 Stock or of Conversion Stock issued or issuable upon conversion of Series A-2 Stock in any manner which interferes with the timely conversion of Series A-2 Stock. The Corporation shall assist and cooperate with any holder of shares of Series A-2 Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A-2 Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

(viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of Series A-2 Stock, such number of shares of Conversion Stock issuable upon the conversion of all of the outstanding Series A-2 Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of Series A-2 Stock.

(ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of Series A-2 Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

(x) If the shares of Conversion Stock issuable by reason of conversion of Series A-2 Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder’s option, upon surrender of the shares of Series A-2 Stock to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

(b) Conversion Price.

(i) The initial Conversion Price shall be $10.00. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5(b).

(ii) If and whenever on or after the Date of Issuance the Corporation issues or sells, or in accordance with Section 5(c) is deemed to have issued or sold, any share of Common Stock or other capital stock (the “Dilutive Securities”) for a consideration per share less than the Conversion Price in effect immediately prior to such time, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to an amount equal to the existing Conversion Price multiplied by a fraction (1) the numerator of which is the sum of (A) the total number of shares of Common Stock issued and outstanding (treating any shares of outstanding Participating Stock on an as converted to Common Stock basis) plus (B) the number of Dilutive Securities that can be purchased at the existing Conversion Price for the total consideration received for the issuance of the Dilutive Securities and (2) the denominator of which is the number of outstanding shares of Common Stock (treating any shares of outstanding Participating Stock on an as converted to Common Stock basis), plus the number of Dilutive Securities issued or deemed issued in the new issuance.

(iii) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to the issuance or sale by the Corporation of capital stock pursuant to or in connection with: (1) a Public Offering; (2) Options, Convertible Securities or other securities issued or sold pursuant to or in connection with an incentive compensation plan approved by the Corporation’s Board of Directors; (3) the Conversion Stock, Options or other Convertible Securities outstanding as of the Date of Issuance; (4) Options issued or sold by the Corporation pursuant to or in connection with the issuance or sale by the Corporation of shares of Series A-2 Stock; (5) Options issued or sold by the Corporation in exchange for or in connection with the cancellation of any Options outstanding as of the Date of Issuance; and (6) securities offered in any twelve month period of an amount equal to five percent (5%) or less of the then outstanding shares of capital stock on a fully diluted basis.

(c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 5(b), and subject to the exclusions set forth in Section 5(b)(iii), the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Option and the lowest price per share for which any one share of Common Stock is issuable upon the exercise of any such Option, or upon conversion or exchange of any Convertible Security issuable upon exercise of any such Option, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Option, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this paragraph, the “lowest price per share for which any one share of Common Stock is issuable” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or such Convertible Security upon the exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Security.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Security and the lowest price per share for which any one share of Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “lowest price per share for which any one share of Common Stock is issuable” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of any Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Section 5(c), if the terms of any Option or Convertible Security which was outstanding as of the Date of Issuance are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Section 5(c), the expiration or termination of any Option or Convertible Security which was outstanding as of the Date of Issuance shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Date of Issuance.

(v) Calculation of Consideration Received. If any Common Stock or shares of other capital stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock or shares of other capital stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock or shares of other capital stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock or shares of other capital stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Participating Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Participating Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(vi) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them: (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities; or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to any subdivision of Series A-2 Stock into a greater number of shares after the Date of Issuance.

(e) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, or sale of all or substantially all of the Corporation’s assets or other transaction other than a Change in Ownership or a Fundamental Change, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of Series A-2 Stock then outstanding) to insure that each of the holders of Series A-2 Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A-2 Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A-2 Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of Series A-2 Stock then outstanding) to insure that the provisions of this Section 5 hereof shall thereafter be applicable to Series A-2 Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series A-2 Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of Series A-2 Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(f) Notices.

(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A-2 Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall also give written notice to the holders of Series A-2 Stock at least twenty (20) days prior to the date on which any Organic Change shall take place.

(g) Mandatory Conversion. The Corporation may at any time require the conversion of all of the outstanding shares of Series A-2 Stock if: (i) the Corporation is at such time effecting a Public Offering; or (ii) at any time the holders of a majority of the then outstanding shares of Series A-2 Stock elect to convert their shares of Series A-2 Stock into Common Stock. Any such mandatory conversion shall only be effected at the time of and subject to: (1) as to conversion under subsection (i) above, the closing of the sale of such shares pursuant to such Public Offering; or (2) as to conversion under subsection (ii) above, the surrender for conversion at the principal office of the Corporation of the certificate or certificates representing Series A-2 Stock to be converted, and upon written notice of such mandatory conversion delivered to all holders of Series A-2 Stock at least ten (10) days prior to such closing or surrender.

Section 6. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A-2 Stock. Upon the surrender of any certificate representing Series A-2 Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A-2 Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A-2 Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on Series A-2 Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A-2 Stock represented by the surrendered certificate.

Section 7. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A-2 Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A-2 Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on Series A-2 Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 8. Definitions.

“Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or any holders thereof, via a merger, consolidation, reorganization or otherwise, which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of the Corporation’s capital stock as of the date of this Restated Certificate, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

“Common Stock” means, collectively, the Corporation’s common stock, par value $0.01, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation, dissolution or winding up of the Corporation.

“Common Stock outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 5(c)(i) and 5(c)(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

“Conversion Stock” means shares of the Corporation’s Common Stock issuable upon conversion of Series A-2 Stock; provided that if there is a change such that the securities issuable upon conversion of Series A-2 Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of Series A-2 Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Date of Issuance” means the date on which the Corporation initially issues any shares of Series A-2 Stock.

“Fundamental Change” means: (i) any sale or transfer of all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business); and (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of Series A-2 Stock are not changed and Series A-2 Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for shares of Series A-2 Stock.

“Liquidation Value” of any outstanding share of Series A-2 Stock as of any particular date shall be equal to $9.90.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which “Market Price” is being determined and the twenty (20) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined by the Board of Directors.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Participating Stock” means all issued and outstanding shares of the Corporation’s designated Series A-1, Series A-2, and Series B Participating Stock.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force. A Public Offering shall be deemed to have occurred upon the effectiveness of the registration statement filed with respect to such offering, subject to such Public Offering having been deemed to have occurred and being reversed and nullified if the closing of the sale of such shares pursuant to such offering does not occur within ten (10) business days after such effectiveness.

“Redemption Date” as to any share of Series A-2 Stock means the applicable date specified in the Corporation’s notice; provided that no such date shall be a Redemption Date unless the Liquidation Value of such share of Series A-2 Stock is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

Section 9. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 10 hereof without the prior written consent of the holders of a majority of Series A-2 Stock outstanding at the time such action is taken; provided that no such action shall change: (i) the manner in which dividends on Series A-2 Stock accrue or the times at which such dividends become payable or the amount payable on redemption of Series A-2 Stock or the times at which redemption of Series A-2 Stock is to occur, without the prior written consent of the holders of at least two-thirds of Series A-2 Stock then outstanding; (ii) the Conversion Price of Series A-2 Stock or the number of shares or class of stock into which Series A-2 Stock is convertible, without the prior written consent of the holder of at least two-thirds of Series A-2 Stock then outstanding; or (iii) the percentage required to approve any change described in clauses (i) and (ii) above, without the prior written consent of the holders of at least two-thirds of Series A-2 Stock then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of Series A-2 Stock then outstanding.

Section 10. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

THE DESIGNATIONS, RELATIVE POWERS, PREFERENCES AND RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS AND OTHER MATTERS RELATING TO THE SERIES B PARTICIPATING STOCK ARE AS FOLLOWS:

Section 1. Dividends. Except as set forth herein, the Corporation shall not pay any dividends in cash, securities or otherwise to the holders of shares of Series B Participating Stock (the “Series B Stock”).

Section 2. Liquidation. Upon any Liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), after all required distributions or payments are made upon any Senior Participating Stock and Senior Preferences, each holder of Junior Participating Stock shall be entitled to be paid, pari passu and before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Junior Participating Stock held by such holder, and the holders of shares of Junior Participating Stock shall not be entitled to any further payment, except as set forth below. If upon any such Liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of shares of Junior Participating Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders, after all required distributions and payments have been made to any Senior Participating Stock and Senior Preferences, shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Junior Participating Stock held by each such holder. Not less than sixty (60) days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation, dissolution or winding up to each record holder of Series B Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Participating Stock and each share of Common Stock in connection with such Liquidation, dissolution or winding up. In addition to, and after payment in full, of all other amounts payable to the holders of Series B Stock under this Section 2, upon a Liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of Series B Stock shall be entitled to participate with the holders of Common Stock as a single class in the distribution of assets of the Corporation with respect to the Common Stock. For purposes of this Section 2, Liquidation shall be defined as a Change in Ownership or a Fundamental Change other than any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation for consideration which is to be received by the Corporation and used for or in connection with the operation of the Corporation.

Section 3. Voting Rights.

(a) Matters Having an Adverse Affect. The holders of Series B Stock, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock and with each share of Series B Stock entitled to one vote, shall vote on all matters which adversely affect Series B Stock and the holders thereof. The holders of Series B Stock, together with the holders of Series A-1 Participating Stock voting together as a single class to the exclusion of all other classes of the Corporation’s capital stock with each share of Series B Stock entitled to one vote and each share of Series A-1 Participating Stock entitled to one vote, shall be entitled to vote on all matters submitted to the stockholders for a vote in connection with a Change in Ownership or Fundamental Change. For purposes of this Section 3, any matters regarding the authorization or issuance of additional Common Stock, Series B Stock or other capital stock of the Corporation having liquidation, dividend, redemption, voting or other rights junior to or pari passu with Series B Stock shall not be deemed to adversely affect Series B Stock or the holders thereof.

(b) Other Voting Rights. The holders of Series B Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and in addition to matters adversely affecting the holders of Series B Stock and as otherwise required by applicable law, the holders of Series B Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each share of Series B Stock entitled to one vote for each share of Common Stock issuable upon conversion of Series B Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

Section 4. Conversion.

(a) Conversion Procedure.

(i) At any time and from time to time, any holder of Series B Stock may convert all or any portion of his Series B Stock (including any fraction of a share of Series B Stock) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares of Series B Stock to be converted by $10.00 and dividing the result by the Conversion Price then in effect.

(ii) Except as otherwise provided herein, each conversion of Series B Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing Series B Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of shares of Series B Stock converted as a holder of Series B Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii) Notwithstanding any other provision hereof, if a conversion of Series B Stock is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any shares of Series B Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(iv) As soon as possible after a conversion has been effected (but in any event within five (5) business days in the case of subsection (1) below), the Corporation shall deliver to the converting holder:

(1) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(2) payment in an amount equal to all accrued dividends with respect to each share of Series B Stock converted which have not been paid prior thereto, plus the amount payable under subsection (ix) below with respect to such conversion; and

(3) a certificate representing any shares of Series B Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Stock shall be made without charge to the holders of such Series B Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Series B Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(vi) The Corporation shall not close its books against the transfer of Series B Stock or of Conversion Stock issued or issuable upon conversion of Series B Stock in any manner which interferes with the timely conversion of Series B Stock. The Corporation shall assist and cooperate with any holder of shares of Series B Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series B Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

(vii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of Series B Stock, such number of shares of Conversion Stock issuable upon the conversion of all of the outstanding Series B Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of Series B Stock.

(viii) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of Series B Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

(ix) If the shares of Conversion Stock issuable by reason of conversion of Series B Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder’s option, upon surrender of the shares of Series B Stock to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

(b) Conversion Price.

(i) The initial Conversion Price shall be $10.00. In order to prevent dilution of the conversion rights granted under this Section 4, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 4(b).

(ii) If and whenever on or after the Date of Issuance the Corporation issues or sells, or in accordance with Section 4(c) is deemed to have issued or sold, any share of Common Stock or other capital stock (the “Dilutive Securities”) for a consideration per share less than the Conversion Price in effect immediately prior to such time, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to an amount equal to the existing Conversion Price multiplied by a fraction (1) the numerator of which is the sum of (A) the total number of shares of Common Stock issued and outstanding (treating any shares of outstanding Participating Stock on an as converted to Common Stock basis) plus (B) the number of Dilutive Securities that can be purchased at the existing Conversion Price for the total consideration received for the issuance of the Dilutive Securities and (2) the denominator of which is the number of outstanding shares of Common Stock (treating any shares of outstanding Participating Stock on an as converted to Common Stock basis), plus the number of Dilutive Securities issued or deemed issued in the new issuance.

(iii) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to the issuance or sale by the Corporation of capital stock pursuant to or in connection with: (1) a Public Offering; (2) Options, Convertible Securities or other securities issued or sold pursuant to or in connection with an incentive compensation plan approved by the Corporation’s Board of Directors; (3) the Conversion Stock, Options or other Convertible Securities outstanding as of the Date of Issuance; (4) Options issued or sold by the Corporation pursuant to or in connection with the issuance or sale by the Corporation of shares of Series A-2 Participating Stock; and (5) Options issued or sold by the Corporation in exchange for or in connection with the cancellation of any Options outstanding as of the Date of Issuance; and (6) securities offered in any twelve month period of an amount equal to five percent (5%) or less of the then outstanding shares of capital stock on a fully diluted basis.

(c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 4(b), and subject to the exclusions set forth in Section 4(b)(iii), the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Option and the lowest price per share for which any one share of Common Stock is issuable upon the exercise of any such Option, or upon conversion or exchange of any Convertible Security issuable upon exercise of any such Option, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Option, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this paragraph, the “lowest price per share for which any one share of Common Stock is issuable” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or such Convertible Security upon the exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Security.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Security and the lowest price per share for which any one share of Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “lowest price per share for which any one share of Common Stock is issuable” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of any Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 4, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Section 4(c), if the terms of any Option or Convertible Security which was outstanding as of the Date of Issuance are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Section 4(c), the expiration or termination of any Option or Convertible Security which was outstanding as of the Date of Issuance shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Date of Issuance.

(v) Calculation of Consideration Received. If any Common Stock or shares of other capital stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock or shares of other capital stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock or shares of other capital stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock or shares of other capital stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Participating Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Participating Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(vi) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them: (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities; or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to any subdivision of Senior Participating Stock into a greater number of shares after the Date of Issuance.

(e) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, or sale of all or substantially all of the Corporation’s assets or other transaction other than a Change in Ownership or a Fundamental Change, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of Series B Stock then outstanding) to insure that each of the holders of Series B Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series B Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of Series B Stock then outstanding) to insure that the provisions of this Section 4 hereof shall thereafter be applicable to Series B Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series B Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of Series B Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(f) Notices.

(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall also give written notice to the holders of Series B Stock at least twenty (20) days prior to the date on which any Organic Change shall take place.

(g) Mandatory Conversion. The Corporation may at any time require the conversion of all of the outstanding shares of Series B Stock if: (i) the Corporation is at such time effecting a Public Offering; or (ii) at any time the holders of a majority of the then outstanding shares of Series B Stock elect to convert their shares of Series B Stock into Common Stock. Any such mandatory conversion shall only be effected at the time of and subject to: (1) as to conversion under subsection (i) above, the closing of the sale of such shares pursuant to such Public Offering; or (2) as to conversion under subsection (ii) above, the surrender for conversion at the principal office of the Corporation of the certificate or certificates representing Series B Stock to be converted, and upon written notice of such mandatory conversion delivered to all holders of Series B Stock at least ten (10) days prior to such closing or surrender.

Section 5. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series B Stock. Upon the surrender of any certificate representing Series B Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series B Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series B Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on Series B Stock represented by such new certificate from the date to which dividends have been fully paid on such Series B Stock represented by the surrendered certificate.

Section 6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series B Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on Series B Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 7. Definitions.

“Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or any holders thereof, via a merger, consolidation, reorganization or otherwise, which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of the Corporation’s capital stock as of the date of this Restated Certificate, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

“Common Stock” means, collectively, the Corporation’s common stock, par value $0.01, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation, dissolution or winding up of the Corporation.

“Common Stock outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 4(c)(i) and 4(c)(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

“Conversion Stock” means shares of the Corporation’s Common Stock issuable upon conversion of Series B Stock; provided that if there is a change such that the securities issuable upon conversion of Series B Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of Series B Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Date of Issuance” means the date on which the Corporation initially issues any shares of Series B Stock.

“Fundamental Change” means: (i) any sale or transfer of all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business); and (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of Series B Stock are not changed and Series B Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to the merger shall continue to own the

Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

“Junior Participating Stock” means all issued and outstanding shares of the Corporation’s designated Series A-1 and Series B Stock.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Participating Stock.

“Liquidation Value” of any outstanding share of Series B Stock as of any particular date shall be equal to $10.00, plus 6.0% per annum compounded annually since August 1, 2001.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which “Market Price” is being determined and the twenty (20) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined by the Board of Directors.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Participating Stock” means all issued and outstanding shares of the Corporation’s designated Series A-1, Series A-2, and Series B Stock.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force. A Public Offering shall be deemed to have occurred upon the effectiveness of the registration statement filed with respect to such offering, subject to such Public Offering having been deemed to have occurred and being reversed and nullified if the closing of the sale of such shares pursuant to such offering does not occur within ten (10) business days after such effectiveness.

“Senior Preferences” means the right associated with an Option purchased for $0.10 to either (i) purchase Common Stock for $0.01 a share; or (ii) receive a liquidation value of $2.70 for each Option purchased, which increases at the rate of 10% per annum beginning ten years after the purchase date of the Option.

“Senior Participating Stock” means all issued and outstanding shares of the Corporation designated as Series A-2 Participating Stock.

“Series A-2 Participating Stock” means authorized but unissued shares of capital stock of the Corporation designated as Series A-2 Participating Stock.

Section 8. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 9 hereof without the prior written consent of the holders of a majority of Series B Stock outstanding at the time such action is taken; provided that no such action shall change: (i) the manner in which dividends on Series B Stock accrue or the times at which such dividends become payable or the amount payable on redemption of Series B Stock or the times at which redemption of Series B Stock is to occur, without the prior written consent of the holders of at least two-thirds of Series B Stock then outstanding; (ii) the Conversion Price of Series B Stock or the number of shares or class of stock into which Series B Stock is convertible, without the prior written consent of the holder of at least two-thirds of Series B Stock then outstanding; or (iii) the percentage required to approve any change described in clauses (i) and (ii) above, without the prior written consent of the holders of at least two-thirds of Series B Stock then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of Series B Stock then outstanding.

Section 9. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent: (i) to the Corporation, at its principal executive offices; and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

Article 5 – Amendments to Bylaws

The Board of Directors of this Corporation is expressly authorized to adopt, amend or repeal the Bylaws of this Corporation, or any provision thereof.

Article 6 – Limitation on Director Liability

No director shall be personally liable to this Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 607.0834 of the Business Corporation Act of the State of Florida; or (iv) for any transaction from which the director derived an improper personal benefit.

Article 7 – Indemnification

This Corporation shall, to the fullest extent permitted by the Business Corporation Act of the State of Florida, as amended from time to time, indemnify its officers, directors, employees and agents.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 7th day of September, 2001.

/s/ John D. Thedford
John D. Thedford, President